FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement Nos. 333-290665 and 333-290665-01
Dated September 21, 2026

Buffered PLUS due November 29, 2027

Payments on the Buffered PLUS Based on the Value of the S&P 500® Index

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Bank of America Corporation

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Hypothetical Payoff Diagram

PLUS
Underlying Performance
200%
150%
100%
50%
0%
111.250%
100.000%
109.000%
90.000%
0.00%
50.00%
100.00%
150.00%
200.00%
Hypothetical Final Index Level as % of Initial Index Level
Hypothetical Cash Settlement Amount as % of Face Amount

The graph above and the table below reflect a hypothetical maximum payment at maturity of $1,112.50. The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the Buffered PLUS.

The Buffered PLUS  do not provide for the regular payment of interest and provide a minimum payment at maturity of only 10% of the stated principal amount. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features, which apply for a limited range of performance of the underlying index.  The Buffered PLUS are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The Buffered PLUS are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.

SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Underlying index:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Pricing date:	September 23, 2026
Original issue date:	September 28, 2026 (3 business days after the pricing date)
Maturity date:	November 29, 2027
Payment at maturity:

You will receive at maturity a cash payment per Buffered PLUS as follows:

●If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

However, in no event will the payment at maturity exceed the maximum payment at maturity.

●If the final index value is equal to or less than the initial index value, but is greater than or equal to 90% of the initial index value, meaning that the underlying index has not decreased by an amount greater than the buffer amount of 10% from the initial index value:

$1,000

●If the final index value is less than 90% of the initial index value, meaning that the underlying index has decreased by an amount greater than the buffer amount of 10% from the initial index value:

($1,000 × the index performance factor) plus $100.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000.00. However, under no circumstances will the payment due at maturity be less than $100.00 per Buffered PLUS.

Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
Buffer amount:	10.00%
Leveraged upside payment:	$1,000.00 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	Final index value divided by the initial index value
Leverage factor:	125.00%
Maximum payment at maturity:	At least $1,112.50 per Buffered PLUS (at least 111.25% of the stated principal amount). The actual maximum payment at maturity will be set on the pricing date.
Minimum payment at maturity:	$100.00 per Buffered PLUS.
Valuation date:	November 23, 2027, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Dates” in the accompanying product supplement.
CUSIP / ISIN:	09712HXT4 / US09712HXT49
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the pricing date:	Expected to be between $917.50 and $967.50 per $1,000 in principal amount of securities. See “Structuring the securities” in the preliminary pricing supplement.
Preliminary pricing supplement	https://www.sec.gov/Archives/edgar/data/70858/000191870426028232/form424b2.htm

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

Hypothetical Payment at Maturity
Change in the Performance of the Underlying Index	Payment at Maturity
+40.000%	$1,112.50
+30.000%	$1,112.50
+20.000%	$1,112.50
+10.000%	$1,112.50
+9.000%	$1,112.50
+5.000%	$1,062.50
0.000%	$1,000.00
-10.000%	$1,000.00
-11.000%	$990.00
-20.000%	$900.00
-30.000%	$800.00
-40.000%	$700.00
-50.000%	$600.00
-60.000%	$500.00
-70.000%	$400.00
-80.000%	$300.00
-90.000%	$200.00
-100.000%	$100.00

You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information about the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.

This free writing prospectus is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofA Securities, Inc. (“BofAS”) by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering.

Underlying Index

For information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Structure-related Risks

▪Your investment may result in a significant loss; the Buffered PLUS provide a minimum payment at maturity of only 10% of the stated principal amount.

▪The return on the Buffered PLUS will be limited to the maximum payment at maturity.

▪The Buffered PLUS do not bear interest.

▪Your return on the Buffered PLUS may be less than the yield on a conventional debt security of comparable maturity.

▪The payment at maturity will not reflect changes in the level of the underlying index other than on the valuation date.

▪Any payments on the Buffered PLUS are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Buffered PLUS.

▪We are a finance subsidiary and, as such, have no independent assets, operations, or revenues.

Valuation- and Market-related Risks

▪The price to public you pay for the Buffered PLUS will exceed their initial estimated value.

▪The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Buffered PLUS in any secondary market (if any exists) at any time.

▪We cannot assure you that a trading market for your Buffered PLUS will ever develop or be maintained.

Conflict-related Risks

▪Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Buffered PLUS and their market value.

▪There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

Underlying Index-related Risks

▪The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests.

▪Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.

Tax-related Risks

▪The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain, and may be adverse to a holder of the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Buffered PLUS—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

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